EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

QUOTEMEDIA, INC.

Pursuant to Nevada Revised Statutes 78.1955, the undersigned, being the Chief Executive Officer of QuoteMedia, Inc., a Nevada corporation (the “Corporation”), does hereby certify that the following resolutions were duly adopted on December 27, 2017, by the board of directors (the “Board of Directors”) of the Corporation, for the purposes of establishing a class of the Corporation’s authorized Preferred Stock, $0.001 par value per share (“Preferred Stock”), to be designated as Series A Redeemable Convertible Preferred Stock, and fixing the relative rights and preferences thereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Corporation’s Second Amended and Restated Articles of Incorporation, as amended, a series of Preferred Stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences, and relative, participating, optional, or other rights of the shares of such series, and the qualifications, limitations, and restrictions thereof, are as follows:

1. Designation. A total of 550,000 shares of the Corporation’s Preferred Stock shall be designated as “Series A Redeemable Convertible Preferred Stock.” As used herein, the term “Preferred Stock” used without references to the Series A Redeemable Convertible Preferred Stock means the shares of Series A Redeemable Convertible Preferred Stock and the shares of series of authorized Preferred Stock of the Corporation issued and designated from time to time by a resolution or resolutions of the Board of Directors, share for share alike and without distinction as to class or series, except as otherwise expressly provided for in this Certificate of Incorporation or as the context otherwise requires.

2. Dividends. The Series A Redeemable Convertible Preferred Stock has no dividend rights.

3. Liquidation, Dissolution, or Winding Up.

(a) Treatment at Sale, Liquidation, Dissolution, or Winding Up. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of any shares of Common Stock, the holders of shares of Series A Redeemable Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock whether such assets are capital, surplus, or earnings, an amount equal to $25.00 per share of Series A Redeemable Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving the Series A Redeemable Convertible Preferred Stock) (such amount, as so determined, is referred to herein as the “Series A Liquidation Value” with respect to such shares). After payment has been made to the holders of the Series A Redeemable Convertible Preferred Stock of the full liquidation preference to which such holders shall be entitled as aforesaid, the remaining assets shall be distributed among the holders of Common Stock.

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(b) Insufficient Funds. If upon such liquidation, dissolution, or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of Series A Redeemable Convertible Preferred Stock shall be insufficient to permit payment to such respective holders of the full Series A Liquidation Value, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series A Redeemable Convertible Preferred Stock, pro rata, in proportion to the full respective preferential amounts to which each such holder of Series A Redeemable Convertible Preferred Stock is otherwise entitled to receive.

(c) Certain Transactions Treated as Liquidation. For purposes of this Section 3, (a) the sale of all, or substantially all, of the Company’s consolidated assets in any single transaction or series of related transactions to any person who, prior to the occurrence of a Liquidity Event, does not own in excess of five percent (5%) of the Common Stock on a fully diluted basis, who is not controlling, controlled by or under common control with any such five percent (5%) owner of the Common Stock and who is not the spouse, ancestor or descendant (by birth or adoption) of any such five percent (5%) owner of the Common Stock (such person, an “Independent Third Party”) or group of affiliated Independent Third Parties; (b) the sale or issuance, or series of related sales or issuances, of Common Stock possessing the ordinary voting power (on a fully diluted basis) to elect a majority of the Board of Directors to an Independent Third Party or a group of affiliated Independent Third Parties; and/or (c) any merger or consolidation of the Company with or into an Independent Third Party (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation the holders of the Company’s voting securities (on a fully diluted basis) immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation or other business entity representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully diluted basis) (other than a mere re-incorporation transaction) (any such transaction, a “Liquidity Event”) shall be treated as a liquidation, dissolution, or winding up of the Corporation and shall entitle the holders of Series A Redeemable Convertible Preferred Stock to receive the amount that would be received in a liquidation, dissolution, or winding up pursuant to Section 3(a) hereof, if the holders of at least 50% of the then outstanding shares of Series A Redeemable Convertible Preferred Stock so elect by giving written notice thereof to the Corporation at least three (3) days before the effective date of such event. The Company will provide the holders of Series A Redeemable Convertible Preferred Stock with notice of all transactions which are to be treated as a liquidation, dissolution, or winding up pursuant to this Section 3(c) twenty (20) days prior to the record date or effective date relating to such transaction.

(d) Distributions of Property. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors, unless the holders of 50% or more of the then outstanding shares of Series A Redeemable Convertible Preferred Stock request, in writing, that an independent appraiser perform such valuation, then by an independent appraiser selected by the Board of Directors and reasonably acceptable to 50% or more of the holders of Series A Redeemable Convertible Preferred Stock.

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4. Voting Rights.

(a) General. The holders of Series A Redeemable Convertible Preferred Stock are not entitled to voting rights by virtue of their ownership of Series A Redeemable Convertible Preferred Stock.

(b) Protective Provision. At any time when shares of Series A Redeemable Convertible Preferred Stock are outstanding, the Corporation shall not, without (in addition to any other vote required by law or the Corporation’s Articles of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Redeemable Convertible Preferred Stock (such consent not to be unreasonably withheld, delayed or conditioned), given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class on an as-converted to Common Stock basis, effect any Liquidity Event where the cash consideration to be received by the holders of Series A Redeemable Convertible Preferred Stock is less than 60% of the total consideration to be received by such holders in the Liquidity Event.

5. Conversion Rights. Subject to Section 5(g) below, the holders of Series A Redeemable Convertible Preferred Stock shall have the right to convert their shares of Series A Redeemable Convertible Preferred Stock, at any time following the date the closing price of a share of Common Stock on a securities exchange or actively traded over-the-counter market has exceeded $0.30 for ninety (90) consecutive trading days, into shares of Common Stock at the rate of 83.33 shares of Common Stock for one share of Series A Redeemable Convertible Preferred Stock (the “Conversion Ratio”).

(a) Mechanics of Conversion. Before any holder of Series A Redeemable Convertible Preferred Stock may elect to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the offices of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Redeemable Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(b) Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series A Redeemable Convertible Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Common Stock issuable upon the conversion of the Series A Redeemable Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise (other than by a Common Stock Event (as hereinafter defined) or a stock dividend or distribution provided for elsewhere in this Section 5), then, in any such event, each holder of Series A Redeemable Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series A Redeemable Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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(c) Adjustment Upon Common Stock Event. In the event that a Common Stock Event occurs at any time or from time to time after the Original Issue Date, the Conversion Ratio in effect immediately prior to such event shall, simultaneously with the occurrence of such Common Stock Event, be proportionately decreased or increased, as appropriate. The Conversion Ratio shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.

(d) Common Stock Event. As used herein, the term “Common Stock Event” shall mean: (1) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (2) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (3) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(e) No Issuance of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Redeemable Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Redeemable Convertible Preferred Stock, the Corporation shall round up to the next whole share of Common Stock issuable upon the conversion of shares of Series A Redeemable Convertible Preferred Stock. The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Series A Redeemable Convertible Preferred Stock being converted at any one time by any holder thereof, not with respect to each share of Series A Redeemable Convertible Preferred Stock being converted.

(f) Partial Conversion. In the event some but not all of the shares of Series A Redeemable Convertible Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Redeemable Convertible Preferred Stock which were not converted.

(g) Reservation of Common Stock. No holder of Series A Redeemable Convertible Preferred Stock may exercise its rights to convert such Series A Redeemable Convertible Preferred Stock into Common Stock pursuant to this Section 5 unless the Corporation has available authorized but unissued shares of Common Stock. The Corporation shall use commercially reasonable efforts, as soon as practicable following the Original Issue Date, to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Redeemable Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Redeemable Convertible Preferred Stock (including any shares of Series A Redeemable Convertible Preferred Stock represented by any warrants, options, subscription, or purchase rights for Series A Redeemable Convertible Preferred Stock).

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6. Redemption. All or any portion of the outstanding shares of Series A Redeemable Convertible Preferred Stock may be redeemed at any time by the Corporation at the Series A Liquidation Value by providing to the holders of Series A Redeemable Convertible Preferred Stock prior written notice of no less than seven (7) calendar days (the “Redemption Notice”); provided, however, the holders of Series A Redeemable Convertible Preferred Stock may, subject to Section 5, elect to convert their shares of Series A Redeemable Convertible Preferred Stock into shares of Common Stock in accordance with Section 5 by providing written notice of such election within seven (7) calendar days after delivery of the Redemption Notice.

7. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series A Redeemable Convertible Preferred Stock. Upon the surrender of any certificate representing shares of Series A Redeemable Convertible Preferred Stock at such place, the Corporation will, at the request of the record holders of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing the aggregate number of shares of Series A Redeemable Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Redeemable Convertible Preferred Stock as is required by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series A Redeemable Convertible Preferred Stock, and in the case of any such loss, theft, or destruction, upon receipt of an unsecured indemnity from the holder reasonably satisfactory to the Corporation or, in the case of such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Redeemable Convertible Preferred Stock represented by such lost, stolen, destroyed, or mutilated certificate and dated the date of such lost, stolen, destroyed, or mutilated certificate.

9. Notices. Except as otherwise expressly provided herein, any notice required by the provisions of this Certificate shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile (upon customary confirmation of receipt) if sent during normal business hours of the recipient; if not, then on the next business day, (c) two (2) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, with written verification of receipt. All notices shall be addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

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IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by its Chief Executive Officer this 28th day of December, 2017.

By:	/s/ R. Keith Guelpa
R. Keith Guelpa
Chief Executive Officer

By:	/s/ Keith J. Randall
Keith J. Randall,
Chief Financial Officer
(Principal Accounting Officer)

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